EXHIBIT 10.1
TRANSITION SERVICES & SEPARATION AGREEMENT
This Transition Services & Separation Agreement (“Agreement”) is entered into by and between Cynthia Gaylor (“Executive” or “You”) and DocuSign, Inc., a Delaware corporation (“DocuSign” or the “Company”), each individually referred to as a “Party” and collectively referred to as the “Parties”). This Agreement will become effective on the date that it is signed by both Parties (the “Agreement Date”).
RECITALS
WHEREAS, Executive is currently the Chief Financial Officer of the Company;
WHEREAS, Executive is a party to that certain (a) offer letter with the Company dated August 28, 2020 (the “Offer Letter”), (b) Amended and Restated Executive Severance and Change in Control Agreement with the Company effective as of March 31, 2021 (the “Severance and CIC Agreement”), (c) severance and acceleration enhancement letter with the Company dated June 21, 2022 (the “First Amendment Letter”) and (d) severance and acceleration enhancement letter with the Company entered into concurrently with this Agreement (the “Second Amendment Letter” and, together with the Severance and CIC Agreement and the First Amendment Letter, the “Severance and CIC Documentation”), which provide for certain benefits in the event of a qualifying termination;
WHEREAS, Executive and the Company wish to provide for the orderly transition of Executive’s responsibilities throughout the Transition Period (as defined below);
WHEREAS, the Company is willing to extend to Executive, and Executive is willing to accept, certain benefits in exchange for a release of claims, covenant not to sue and certain other undertakings, all on the terms and subject to the conditions set forth herein;
NOW, THEREFORE, in consideration of the promises and covenants set forth in this Agreement, and for good and valuable consideration, the sufficiency of which is hereby acknowledged by both Parties, the Parties agree as follows:
1.Continued Employment; Transition Services; Separation Date. Beginning on the Agreement Date and through and including June 15, 2023 (the “Transition Period”), Executive agrees to provide the following transition services (the “Transition Services”): (1) continue to serve as the Company’s Chief Financial Officer and (2) provide reasonable transition services to the Company, or such other reasonable services as the Company may request, including, but not limited to, the transitioning of Executive’s responsibilities in good faith and assistance in the hiring of a new chief financial officer of the Company and the execution of the Company’s financial documents required to be filed with the Securities Exchange Commission consistent with her role as Chief Financial Officer and subject to customary standards. Executive’s employment with the Company will terminate on the day immediately following the final day of the Transition Period, or such earlier date determined by the Company (the “Separation Date”).
2.Consideration for Transition Services. In consideration for the Transition Services, Executive executing this Agreement and the undertakings described herein, including the release of claims set forth in Section 7 and Section 10 of this Agreement (together, the “Release”), DocuSign shall provide the following benefits:
A.Cash Compensation. DocuSign will continue to pay Executive 100% of Executive’s current base salary during the Transition Period according to the Company’s standard bi-monthly payroll calendar.
B.Benefits. As a full-time employee, Executive will remain eligible for health and welfare benefits during the Transition Period. Following the Separation Date, Executive will be eligible for health continuation benefits under COBRA; provided that it is Executive’s responsibility to timely enroll in COBRA continuation and to timely pay COBRA premium(s) should Executive elect such coverage.
C.Retention RSUs. Promptly following the date of this agreement (as applicable, the “Grant Date”), the Company will grant Executive time-vesting restricted stock units under the Company’s 2018 Equity Incentive Plan for a number of shares to be determined by dividing $3,000,000 by the average closing market price of the Company’s common stock over the sixty (60) consecutive trading days ending on the Grant Date, rounded down to the nearest whole share (the “Retention RSUs”). The Retention RSUs shall vest in full on the final day of the Transition Period, subject to Executive’s Continuous Service (as defined below) on such vesting date. The Retention RSUs will be subject to the Company’s standard form of award agreement (as issued to reflect the Retention RSUs, the “Retention RSU Agreement”). Other than the Retention RSUs, Executive will not be entitled to receive any new equity awards during the Transition Period.
D.Cash Retention Award. Subject to Executive’s Continuous Service through the final day of the Transition Period, the Company will pay Executive $1,000,000 (the “Cash Retention Award”) within 10 business days following the Separation Date.
E.Continued Equity Vesting. Executive currently holds the following outstanding equity awards: (a) restricted stock units granted on July 25, 2022, June 9, 2022, April 10, 2022, June 10, 2021 and October 10, 2020 (collectively, the “RSUs”) governed by award agreements (the “RSU Award Agreements”) and (b) performance restricted stock units granted on June 10, 2021 and June 10, 2022 (collectively, the “PSUs”) governed by award agreements (the “PSU Award Agreements”). Executive’s service during the Transition Period will constitute “Continuous Service” for purposes of Executive’s Retention RSUs, Cash Retention Award, RSUs and PSUs. Executive will continue to vest in the RSUs and PSUs during the Transition Period according to the existing vesting schedules applicable to such awards as of the date of this Agreement.
3.Separation Consideration. Upon Executive’s Qualifying Transitional Termination (defined below), subject to Executive’s execution and non-revocation of the general release and waiver of claims set forth on Exhibit A (the “Second Release”) by the Second Release Deadline (as defined in the Second Release), and Executive’s continued compliance with the terms of this Agreement, Executive will be entitled to the severance and benefits pursuant to the Severance and CIC Documentation as follows, in all cases less applicable payroll deductions and tax withholdings (except the COBRA Benefit):
A.Cash Severance. DocuSign will pay Executive the gross amount of the following:
(i)Salary. $500,000 (the “Cash Severance”), which represents twelve (12) months of Executive’s base salary.
(ii)Target Bonus. $500,000 (the “Bonus Severance”), which represents 100% of Executive’s target annual bonus for the current performance year.
(iii)Prorated Bonus. An amount equal to Executive’s target bonus for the performance period of February 1st through July 31st (the “First Period”) under the FY24 Company Incentive Plan, prorated for Executive’s days of service during the First Period as if Executive had remained employed through June 15, 2023 (the “Prorated Bonus Severance”).
DocuSign will pay the Cash Severance, the Bonus Severance and the Prorated Bonus Severance to Executive in a lump sum, within 10 business days following the Second Release Effective Date (as defined in the Second Release).

B.COBRA. For purposes of this Agreement, “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended. If Executive timely elects continued coverage under COBRA, DocuSign will pay the COBRA premiums to continue and maintain health care coverage for Executive and any dependents who are covered at the time of the Separation Date under the Company’s group health plan (the “COBRA Benefit”), until the earliest of (a) twelve (12) months following the Separation Date; or (b) the date Executive ceases to be eligible for COBRA continuation coverage for any reason. Notwithstanding the foregoing, if DocuSign determines in its sole discretion that it cannot provide the foregoing COBRA Benefit without potentially incurring financial costs or violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), DocuSign shall in lieu thereof provide Executive a taxable cash payment in an amount equal to the monthly COBRA premium that the Company would be required to pay to continue Executive’s group health coverage in effect on the Separation Date (which amount shall be based on the premium for the first month of COBRA coverage), which payments will be paid in monthly installments on the same schedule and over the same time period that the COBRA Benefit would otherwise have been paid on behalf of Executive regardless of whether Executive elects COBRA continuation coverage and shall end on the last day of the twelfth (12th) calendar month following the Separation Date. Executive shall have no right to an additional gross‑up payment to account for the fact that such COBRA premium amounts are paid on an after‑tax basis.
C.RSU Acceleration. On the Second Release Effective Date, Executive’s RSUs will vest as to that number of shares subject thereto that would have been vested had Executive remained in Continuous Service (as defined in the RSU Award Agreements) through the date twelve (12) months following June 15, 2023, provided that in the event that the Company is subject to a Change in Control (as defined in the Severance and CIC Agreement) that closes on or before Executive’s Qualifying Transitional Termination, then the RSUs shall accelerate and vest in full. The number of shares subject to Executive’s RSUs and the number of shares eligible to accelerate and vest pursuant to the preceding sentence for each outstanding RSU have been communicated to Executive. The shares that vest pursuant to this paragraph shall be issued and delivered to Executive promptly, and in any event no later than thirty (30) business days, following the Second Release Effective Date.
D.Retention RSU Acceleration. On the Second Release Effective Date, Executive’s Retention RSUs will accelerate and vest in full. The shares that vest pursuant to this paragraph shall be issued and delivered to Executive promptly, and in any event no later than thirty (30) business days, following the Second Release Effective Date.
E.PSU Vesting. Executive’s PSUs shall vest according to the applicable PSU Award Agreements such that Executive will be entitled to receive the number of shares that would have vested under the PSUs assuming Executive had remained employed and been subject to a Qualifying Termination (as defined in the PSU Award Agreements) on June 15, 2023in accordance with the applicable PSU Award Agreement. In the event that the Company is subject to a Change in Control (as defined in the Severance and CIC Agreement) that closes on or before Executive’s Qualifying Transitional Termination, then Executive’s PSUs shall vest according to the applicable PSU Award Agreements. The number of shares subject to Executive’s PSUs, the maximum number of shares issuable under each PSU and Executive’s pro rata portion of each applicable Performance Period have been communicated to Executive.
F.Change in Control Following Qualifying Transitional Termination and On or Prior to September 15, 2023. Notwithstanding anything to the contrary in Section 3.A through Section 3.E above, in the event that the Company is subject to a Change in Control (as defined in the Severance and CIC Agreement) that closes following Executive’s Qualifying Transitional Termination and on or prior to September 15, 2023, then DocuSign shall provide Executive the following benefits, subject to Executive’s continued compliance with the terms of this Agreement:
(i)RSU Vesting. Any remaining unvested time-based RSUs shall accelerate and vest, and shall be issued and delivered to Executive promptly (and in any event no later than ten (10) business days) following the Second Release Effective Date.

(ii)PSU Vesting. Executive’s PSUs shall vest in accordance with the applicable PSU Award Agreements, assuming Executive had remained employed and been subject to a Qualifying Termination (as defined in the PSU Award Agreements) on June 15, 2023.
G.Change in Control After September 15, 2023. Notwithstanding anything to the contrary in Sections 3.A through 3.F above, in the event that the Company is subject to a Change in Control (as defined in the Severance and CIC Agreement) that closes after September 15, 2023 and before the expiration of the Performance Period of one or more PSUs (as applicable, PSUs with an unexpired Performance Period, the “Ongoing PSUs”), such Ongoing PSUs shall vest in accordance with the applicable PSU Award Agreements, assuming Executive had remained employed and been subject to a Qualifying Termination (as defined in the PSU Award Agreements) on June 15, 2023.
In order to accommodate potential vesting acceleration pursuant to Sections 3.C through 3.G:
(i)Executive’s outstanding and unvested time-based RSUs shall remain outstanding until December 31, 2024, on which date any shares subject to the RSUs that do not accelerate and vest pursuant to Section 3.C or Section 3.F above shall be cancelled for no consideration; and
(ii)Executive’s outstanding and unvested PSUs shall remain outstanding until the applicable Determination Date (as defined in the PSU Award Agreements), or if earlier, immediately prior to a Change in Control, in accordance with the terms of the applicable PSU Award Agreements, on which date any shares subject to the PSUs that do not vest pursuant to Section 3.E, Section 3.F or Section 3.G above shall be cancelled for no consideration.
H.If Executive’s Qualifying Transitional Termination occurs prior to the end of the Transition Period, then Executive, in addition to the amounts set forth above in this Section 3, will be entitled to (i) a lump sum payment of all unpaid base salary compensation to which the Executive would otherwise be entitled under Section 2.A of this Agreement from the Qualifying Transitional Termination through the end of the Transition Period assuming Executive had remained employed through June 15, 2023 and (ii) full acceleration and payment of the Cash Retention Award.
For purposes of this Agreement:
“Qualifying Transitional Termination” means termination of Executive’s employment upon completion of the Transition Period or, if earlier, due to (a) termination by the Company other than for Cause (as defined below, provided Executive (together with counsel of her choosing) has had an opportunity to be heard by the Board of Directors of the Company with respect to any alleged action or conduct constituting Cause and a majority of the Board of Directors of the Company has determined that a termination for Cause is warranted) or (b) Executive’s resignation for Good Reason (as defined in the Severance and CIC Agreement).
“Cause” means the occurrence of one or more of the following:
i.Executive’s willful and continued failure to perform the duties and responsibilities of Executive’s position after there has been delivered to Executive a written demand for performance from the Company which describes the basis for the Company’s belief that Executive has not substantially performed Executive’s duties and provides Executive with thirty (30) days to take corrective action;
ii.any act of personal dishonesty taken by Executive in connection with Executive’s responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in substantial personal enrichment of Executive;
iii.Executive’s conviction of, or plea of nolo contendere to, a felony;

iv.Executive’s commission of any unlawful act which causes or reasonably could cause (for example, if it became publicly known) material harm to the Company’s standing, condition or reputation;
v.any material breach by Executive of the provisions of the At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement or other improper disclosure of the Company’s confidential or proprietary information;
vi.a breach of any fiduciary duty owed to the Company by Executive that has or could reasonably be expected to have a material detrimental effect on the Company’s reputation or business;
vii.Executive materially (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any material investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or
viii.a material breach by Executive of any written Company policy as in effect as of the date of this Agreement or the Company’s code of conduct that has been made available to Executive prior to such breach;
provided, however, that the action or conduct described in the clauses above (excluding (iii)) will constitute “Cause” only if such action or conduct continues after the Company has provided Executive with written notice thereof and thirty (30) days to cure the same if such action or conduct is curable.
The employment, severance and vesting benefits outlined above are not otherwise owed to Executive, and are provided solely as consideration for the Release and the Second Release, as applicable, and the promises and covenants made by Executive herein. Executive acknowledges that, without limiting Section 11, DocuSign does not owe Executive, or anyone on Executive’s behalf, nor shall Executive become eligible for, any other compensation or benefits from DocuSign, other than the foregoing.
4.At-Will Employment. Subject to Section 3 above, you will remain an at-will employee of the Company during the Transition Period, such that you or the Company may terminate your employment relationship at any time, for any reason, with or without notice.
5.Tax Responsibility. Executive acknowledges and agrees that DocuSign has not made any representations to Executive regarding the tax consequences of any amounts received pursuant to this Agreement. The Parties agree that in the event any taxing authority determines that any settlement monies tendered as part of this Agreement are taxable: (a) Executive shall be solely responsible for the payment of all such taxes and penalties assessed against Executive; and (b) DocuSign has no duty to defend Executive against any such tax claim, penalty or assessment.
6.Non-Admission of Liability. Executive acknowledges and agrees in good faith that this Agreement is the result of a compromise and shall not be considered an admission of liability or responsibility by DocuSign.

7.General Release and Waiver of Claims. In consideration of the covenants, payments and other benefits set forth herein, Executive unconditionally, irrevocably and absolutely releases and discharges DocuSign and all of its current, former, and future parent corporations, subsidiary corporations, affiliate corporations, and its and their directors, officers, agents, and employees, and each of their successors and assigns (hereinafter referred to collectively as the “Released Parties”) from any and all known and unknown losses, liabilities, claims, demands, causes of action or suits of any type, whether in law or in equity, related directly or indirectly, or in any way connected with any transaction, affairs, or occurrences between them (collectively, the “Released Claims”), including, without limitation, Executive’s employment with DocuSign, Executive’s application for employment with DocuSign and any associated background check process, any rights or benefits that would otherwise apply under the Severance and CIC Documentation, the Offer Letter or otherwise, and/or Executive’s termination from said employment, in each case through the date hereof.
The Released Claims specifically include, without limitation, any and all contract or tort claims, claims for wrongful termination, retaliation, employment discrimination, emotional distress, fraud, misrepresentation, defamation, invasion of privacy, interference with prospective economic advantage, breach of contract, misrepresentation, promissory estoppel or reliance, exemption misclassification, failure to pay wages due or other monies owed, including, without limitation, severance, overtime compensation, accrued and unused vacation; claims for penalties, interest, attorneys’ fees and costs, including but not limited to penalties recoverable under the Private Attorneys General Act; and claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act,; the Older Workers’ Benefit Protection Act of 1990, as amended, the California Family Rights Act, the California Fair Employment and Housing Act, the Occupational Safety and Health Act, the California Labor Code, including but not limited to the Private Attorneys General Act, any applicable California Industrial Wage Orders, all as amended, and any other local, state or federal law, rule, or regulation relating to or affecting Executive’s employment by DocuSign.
Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, under the indemnification agreement between Executive and the Company, indemnification under any organizational document of the Company, directors’ and officers’ insurance coverage, any worker’s compensation claims that Executive may possess or claim that cannot be released as a matter of law, although Executive represents that Executive she is not currently aware of any such claim, or any claims for enforcement of this Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause contained in the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. The release contained herein shall not be construed to waive any right to apply for unemployment insurance benefits.
8.Covenant Not to Sue. To the fullest extent permitted by law, at no time subsequent to the execution of this Agreement will Executive pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have, have ever had, or may in the future have against the Released Parties, which is based in whole or in part on any Released Claim. Nothing in this section shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.

9.Protected Rights. You understand that nothing in this Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, and Non-disparagement sections contained herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Agreement) or other information, without notice to the Company. This Agreement does not limit your right to receive an award for information provided to any Government Agencies.
10.Unknown Claims. Executive understands and agrees that this Agreement extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights Executive may have under Section 1542 of the California Civil Code or any analogous state or federal law or regulation are hereby expressly waived. Section 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive certifies that Executive has read all of this Agreement, including the release provisions contained herein and the provision of Section 1542 quoted above, and Executive fully understands all of the same.
11.Representation Regarding No Pending Claims. Executive represents Executive has not filed any lawsuit, claim, or complaint against DocuSign in any state or federal court, or with any administrative agency or tribunal.
12.Non-disparagement. Subject to the Protected Rights section above, and otherwise to the fullest extent permitted by applicable law, you agree that you will not, directly or indirectly, disparage or make negative remarks regarding Releasees or their products, services, agents, representatives, directors, officers, shareholders, attorneys, employees, vendors, affiliates, successors or assigns, or any person acting by, through, under or in concert with any of them, with any written or oral statement, including, but not limited to, any statement posted on social media (including online company review sites) or otherwise on the Internet, whether or not made anonymously or with attribution. In turn, the Company agrees to instruct its current executive officers and the current members of its Board of Directors not to, directly or indirectly, disparage or make negative remarks regarding Executive. Nothing in this section shall prohibit you or the Company’s executive officers or members of the Board of Directors from providing truthful information in response to a subpoena or other legal process. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
13.Return of DocuSign Property. Executive hereby warrants to DocuSign that, no later than the Separation Date, Executive will return to DocuSign all property of DocuSign of any type whatsoever that has been in Executive’s possession or control. Executive may retain her Company-issued laptop; provided, however, that all Company data and/or other proprietary and/or confidential information on these devices is permanently deleted/wiped by a Company IT professional no later than five (5) business days following the Separation Date.

14.At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. Executive hereby acknowledges that Executive remains subject to Executive’s obligations under the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement previously executed by the Executive which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of proprietary information. Executive further confirms that Executive will deliver to the Company, no later than the Separation Date, all documents and data of any nature containing or pertaining to such proprietary information and that Executive will not take any such documents or data or any reproduction thereof. For the avoidance of doubt, Executive is not subject to non-competition or non-solicitation covenants, other than as provided under Executive’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.
15.Balances Owed. Executive acknowledges and represents that as of the date Executive signs this agreement, Executive will have been paid all wages, commissions, compensation, benefits, and other amounts and has been provided all leaves of absence and/or other accommodations that DocuSign has ever owed to Executive prior to the date Executive signed this Agreement. Between the date Executive signs this Agreement and Executive’s Separation Date, DocuSign agrees to pay all wages and benefits owed to Executive at that time.
16.Indemnification. For the avoidance of doubt, Executive will continue to be covered by any indemnification under organizational documents and bylaws of the Company, the Indemnity Agreement, dated December 19, 2020, between Executive and the Company and any other indemnification agreement between Executive and the Company, and remain named as an insured on the director and officer liability insurance policy currently maintained by the Company, or as may be maintained by the Company from time to time and as otherwise required by applicable laws, and in any event, for no less than six (6) years following the Separation Date.
17.No Assignment or Transfer of Claims. Executive represents and warrants that Executive has not assigned or transferred to any other person or entity any rights, claims or causes of action constituting a Released Claim, and no other person or entity has any interest in any such claim, except as disclosed by the terms of this Agreement.
18.Expenses. The Company will reimburse, promptly upon presentation of invoices within thirty (30) days from the date on which the parties agree upon the final form of Transition Agreement, Executive’s expenses for legal or other advisors incurred in the review and finalization of this Agreement (and any related documents), up to an aggregate of $50,000.
19.Entire Agreement. This Agreement (together with the Second Release; the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement; the Retention RSU Agreement, the RSU Award Agreements; and the PSU Award Agreements) constitute the full and entire agreement between the Parties regarding the subject matter of this Agreement, and supersede and replace the Severance and CIC Documentation in all respects.
20.Applicable Law; Severability. The validity, interpretation, and performance of this Agreement shall be construed and interpreted according to the laws of the State of California. If any provision of this Agreement, or part, is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions, or parts, which may be given effect without the invalid provision or part. To this extent, the provisions, and parts thereof, of this Agreement are declared to be severable.
21.Successors and Assigns; Counterparts. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, legal representatives, successors and assigns. This Agreement may be signed in counterparts. An electronic or facsimile signature shall have the same force and effect as an original signature, and trigger the obligations under this Agreement.

22.Taxes. All payments made under this Agreement, including settlement of RSUs and PSUs, will be subject to reduction to reflect taxes or other charges required to be withheld by law. To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) Executive is deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)‑month period measured from the date of Executive’s “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of Executive’s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to Executive, including (without limitation) the additional twenty percent (20%) tax for which Executive would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or Executive’s beneficiary in one lump sum (without interest). Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in‑kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in‑kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such expenses, and in no event shall any right to reimbursement or the provision of any in‑kind benefit be subject to liquidation or exchange for another benefit. To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short‑term deferral” within the meaning of Section 409A, such payment shall be deemed a short‑term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A. Payments pursuant to this Agreement (or referenced in this Agreement), and each installment thereof, are intended to constitute separate payments for purposes of Section 1.409A‑2(b)(2) of the regulations under Section 409A. Any termination of Executive’s employment is intended to constitute a separation from service and will be determined consistent with the rules relating to a “separation from service” as such term is defined in Treasury Regulation Section 1.409A‑1.
23.Arbitration; Attorneys’ Fees. Any and all disputes or claims arising out of or related to the validity, enforceability, interpretation, performance or breach of this Agreement shall be resolved through arbitration pursuant to the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.
THE PARTIES CERTIFY THAT THEY HAVE READ THIS AGREEMENT, KNOW ITS CONTENTS, FULLY UNDERSTAND IT, AND ENTER INTO IT VOLUNTARILY AND FREE OF COERCION. NO PARTY IS BEING INFLUENCED BY ANY STATEMENT MADE BY OR ON BEHALF OF ANY OTHER PARTY TO THIS AGREEMENT, EXCEPT AS EXPRESSED HEREIN.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

EXECUTIVE

SIGNED: /s/ Cynthia Gaylor                    DATE: March 9, 2023
     Cynthia Gaylor

DOCUSIGN, INC.

SIGNED: /s/ Jim Shaughnessy                    DATE: March 9, 2023
BY:     Jim Shaughnessy
TITLE:     Chief Legal Officer

[Signature Page to Transition Services Agreement]

EXHIBIT A

SECOND RELEASE

To be executed following the final day of employment

This General Release of Claims and Covenant Not to Sue (the “Second Release”) is entered into between Cynthia Gaylor (“Executive” or “You”) and DocuSign, Inc., a Delaware corporation (“DocuSign” or the “Company”), collectively referred to as the “Parties”.
WHEREAS, on March [___], 2023, Executive and the Company entered into an agreement regarding Executive’s transition and separation from service with the Company (the “Separation Agreement,” to which this Second Release is attached as Exhibit A);
WHEREAS, on [_______________], 2023, Executive’s service with the Company terminated (the “Separation Date”);
WHEREAS, Executive and the Company desire to mutually, amicably and finally resolve and compromise all issues and claims surrounding Executive’s service and separation from service with the Company;
NOW THEREFORE, in consideration for the mutual promises and undertakings of the parties as set forth below, Executive and the Company hereby enter into this Second Release.
1.Acknowledgment of Payment of Wages. By Executive’s signature below, Executive acknowledges that, on the Separation Date, the Company paid Executive for all wages, fees, salary, reimbursable expenses previously submitted by Executive. By signing below, Executive acknowledges that the Company does not owe Executive any other amounts, except as specified under the Separation Agreement. Executive agrees to promptly submit for reimbursement all final outstanding expenses, if any.
2.Consideration. In exchange for Executive’s agreement to this Second Release and Executive’s other promises in the Separation Agreement and herein, the Company agrees to provide Executive with the consideration set forth in Section 3 of the Separation Agreement. By signing below, Executive acknowledges that Executive is receiving the consideration in exchange for waiving Executive’s rights to claims referred to in this Second Release and Executive would not otherwise be entitled to the consideration.
3.Return of Company Property: Executive hereby warrants to the Company that Executive has returned to the Company all property or data of the Company of any type whatsoever that has been in Executive’s possession, custody or control.

4.General Release and Waiver of Claims. In consideration of the covenants, payments and other benefits set forth herein, Executive unconditionally, irrevocably and absolutely releases and discharges DocuSign and all of its current, former, and future parent corporations, subsidiary corporations, affiliate corporations, and its and their directors, officers, agents, and employees, and each of their successors and assigns (hereinafter referred to collectively as the “Released Parties”) from any and all known and unknown losses, liabilities, claims, demands, causes of action or suits of any type, whether in law or in equity, related directly or indirectly, or in any way connected with any transaction, affairs, or occurrences between them (collectively, the “Released Claims”), including, without limitation, Executive’s employment with DocuSign, Executive’s application for employment with DocuSign and any associated background check process, any rights or benefits that would otherwise apply under the Severance and CIC Documentation, the Offer Letter or otherwise, and/or Executive’s resignation from said employment, in each case through the date hereof.
The Released Claims specifically include, without limitation, any and all contract or tort claims, claims for wrongful termination, retaliation, employment discrimination, emotional distress, fraud, misrepresentation, defamation, invasion of privacy, interference with prospective economic advantage, breach of contract, misrepresentation, promissory estoppel or reliance, exemption misclassification, failure to pay wages due or other monies owed, including, without limitation, severance, overtime compensation, accrued and unused vacation; claims for penalties, interest, attorneys’ fees and costs, including but not limited to penalties recoverable under the Private Attorneys General Act; and claims arising under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers’ Benefit Protection Act of 1990, as amended, the California Family Rights Act, the California Fair Employment and Housing Act, the Occupational Safety and Health Act, the California Labor Code, including but not limited to the Private Attorneys General Act, any applicable California Industrial Wage Orders, all as amended, and any other local, state or federal law, rule, or regulation relating to or affecting Executive’s employment by DocuSign.
Executive and the Company do not intend to release claims that Executive may not release as a matter of law, including but not limited to claims for indemnity under California Labor Code Section 2802, under the indemnification agreement between Executive and the Company, indemnification under any organizational document of the Company, directors’ and officers’ insurance coverage, any worker’s compensation claims that Executive may possess or claim that cannot be released as a matter of law, although Executive represents that Executive she is not currently aware of any such claim, or any claims for enforcement of this Second Release or payments under Section 3 of the Separation Agreement. To the fullest extent permitted by law, any dispute regarding the scope of this general release shall be determined by an arbitrator under the procedures set forth in the arbitration clause contained in the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement. The release contained herein shall not be construed to waive any right to apply for unemployment insurance benefits.

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5.Covenant Not to Sue. To the fullest extent permitted by law, at no time subsequent to the execution of this Second Release will Executive pursue, or cause or knowingly permit the prosecution of, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which Executive may now have, have ever had, or may in the future have against the Released Parties, which is based in whole or in part on any Released Claim. Nothing in this section shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Second Release be construed to obligate either Party to commit (or aid or abet in the commission of) any unlawful act.
6.Protected Rights. You understand that nothing in this Second Release or the Agreement, including the General Release and Waiver of Claims, Covenant Not to Sue, and Non-disparagement sections contained therein or herein, limits, impedes or restricts your ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). You further understand that this Second Release does not limit your ability to communicate with any Government Agencies or otherwise participate and/or assist in any investigation or proceeding that may be conducted by any Government Agency, including providing documents (including this Second Release) or other information, without notice to the Company. This Second Release does not limit your right to receive an award for information provided to any Government Agencies.
7.Unknown Claims. Executive understands and agrees that this Second Release extends to all claims of every nature, known or unknown, suspected or unsuspected, past or present, and that any and all rights Executive may have under Section 1542 of the California Civil Code or any analogous state or federal law or regulation are hereby expressly waived. Section 1542 provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Executive certifies that Executive has read all of this Second Release, including the release provisions contained herein and the provision of Section 1542 quoted above, and Executive fully understands all of the same.

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8.Review of Separation Agreement; Expiration of Offer. You understand that you may take up to twenty-one (21) days to consider this Agreement (the “Consideration Period”). The offer set forth in this Second Release, if not accepted by you before the end of the Consideration Period, will automatically expire. By signing below, you affirm that you were advised to consult with an attorney prior to signing this Second Release. You also understand you may revoke this Second Release within seven (7) days of signing this document and that the separation compensation to be provided to you pursuant to Section 3 of the Separation Agreement will be provided only after the expiration of that seven (7) day revocation period. If you intend to revoke this Second Release, such timely revocation must be provided in writing and sent via hand delivery or signed via DocuSign to the attention of the Company’s Chief Legal Officer at jim.shaughnessy@docusign.com.
9.Second Release Effective Date. This Second Release is effective on the eighth (8th) day after you sign it and without revocation by you (the “Second Release Effective Date”).
10.Other Terms of Separation Agreement Incorporated Herein. All other terms of the Separation Agreement to the extent not inconsistent with the terms of this Second Release are hereby incorporated in this Second Release as though fully stated herein and apply with equal force to this Second Release.
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IN WITNESS WHEREOF, the undersigned have executed this Second Release on the dates shown below.
EXECUTIVE

SIGNED: _______________________________        DATE:________________________
     Cynthia Gaylor

DOCUSIGN, INC.

SIGNED: _______________________________        DATE: _______________________
BY:     Jim Shaughnessy
TITLE:    Chief Legal Officer

[To be executed no earlier than the final day of employment]
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